Exhibit 99.1

Date:	January 23, 2008
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports Higher Annual Earnings, Increase in Quarterly Dividend and Stock Repurchase Program

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for year and three month period ended December 31, 2007 (unaudited).

Net income for the Company for the twelve month period ended December 31, 2007 rose to $3.1 million, or $0.39 per diluted share, an increase of $600,000 compared to $2.5 million or $0.29 per diluted share for 2006. The increase in earnings for the year was primarily driven by a decrease in non-interest expense of $1.3 million, an increase in non-interest income of $266,000, and a decrease in the provision for loan losses of $97,000, partially offset by a decrease in net interest income before the provision for loan losses of $815,000 and an increase in income tax expense of $270,000. Diluted earnings per share were also positively impacted by a decrease in outstanding diluted shares to 7,790,794 for 2007 from 8,723,903 in 2006 due to the Company's 2006 and 2007 stock repurchase programs.

Interest income for the twelve months ended December 31, 2007 increased by $462,000 or 2.6% to $17.9 million from $17.5 million in 2006 due to an increase in the yield on earning assets. Interest expense increased by $1.3 million to $4.8 million in 2007 compared to $3.5 million in the previous year. Of this increase, $402,000 is attributable to deposit accounts, where the cost of funds increased to 2.04% in 2007 from 1.81% in 2006. Annual interest expense on borrowings increased by $875,000 to $1.3 million in 2007 due to both an increase in average outstanding borrowings and the market rate of interest paid. Average outstanding borrowings increased to $27.9 million in 2007 compared to $11.1 million in 2006 as borrowed funds were utilized to repurchase the Company's stock and fund loan originations.

The Company recorded a provision for loan losses in 2007 of $50,000, as compared to $147,000 in 2006. During 2007, the Company experienced a relatively low level of charge-offs and continued stable asset quality of the overall loan portfolio. The allowance for loan losses as a percentage of total loans was 0.68% at December 31, 2007 compared to 0.74% at December 31, 2006. This ratio is considered appropriate due to the growth in the Company's well-collateralized residential mortgage portfolio of $14.6 million over the past year. The allowance for loan losses as a percentage of non-performing loans was 190.4% at December 31, 2007, as compared to 178.0% at the previous year end.

Service charges and other non-interest income increased to $2.2 million in 2007 from $1.9 million in the prior year due to increases in the cash surrender value of Bank-owned life insurance and higher fee revenue earned.

Non-interest expense decreased by $1.3 million to $10.6 million in 2007 compared to $11.9 million in the prior year, due to expenses related to stock-based compensation. In 2006, the Company adopted the provisions of FAS #123R and as such was required to fully expense certain 2006 stock based compensation grants for plan recipients who were retirement eligible at the date of the 2006 grants, resulting in a book expense that was $1.3 million higher than in the current year. The increase in 2007 tax expense is directly attributable to higher pre-tax income levels.

For the three month period ended December 31, 2007, the Company recorded net income of $666,000 or $0.09 per diluted share compared to $838,000, or $0.10 per diluted share for the same period in 2006. The decrease in quarterly earnings was attributable to an $81,000 decrease in net interest income before loan loss provision, a $43,000 increase in the loan loss provision, a $73,000 increase in non-interest expenses and a $7,000 increase in income tax expense. Partially offsetting the foregoing was a $32,000 increase in non-interest income compared to the fourth quarter of 2006. Fourth quarter 2007 diluted earnings per share were positively impacted by a reduction in average outstanding shares from 8,190,995 in the same period of 2006 to 7,461,986, resulting from the Company's 2006 and 2007 stock repurchase programs.

Net interest income was $3.3 million for the three months ended December 31, 2007, a decrease of $81,000 or 2.4% from $3.4 million for the three months ended December 31, 2006. Fourth quarter interest income increased by $260,000 or 5.9% to $4.6 million compared to $4.4 million in the fourth quarter of 2006. The increase in interest income is attributable to a $15.4 million increase in 2007 fourth quarter earning assets compared to the same period of 2006. Offsetting this, interest expense increased by $340,000 or 33.6% to $1.4 million compared to the same quarter of 2006. This increase is due to increases in both the average balance of interest bearing liabilities and the interest rates paid on them. Average deposit accounts increased to $172 million in the fourth quarter of 2007 from $167 million in the same period of 2006, while the cost of these funds increased to 2.15% from 1.94% over the same period reflecting upward pressure on rates paid to depositors, in line with market trends. Interest expense related to borrowings increased by $227,000 due to an increase in average outstanding borrowings. Average borrowings for the fourth quarter rose to $37.4 million from $17.1 million in the same quarter of 2006 to provide funding for the Company's 2007 stock repurchases and loan originations. The average rate paid on borrowings decreased to 4.46% in the fourth quarter of 2007 from 4.50% in the same quarter of 2006.

The Company recorded a $50,000 provision for loan losses in the fourth quarter of 2007, as compared to a provision of $7,000 in the same period of 2006. This provision was deemed appropriate to account for recurring fourth quarter charge-offs, as well as growth of the loan portfolio. Throughout 2007, the Company has experienced a relatively low level of loan losses and continued stability in the loan portfolio.

Non-interest income recorded in the fourth quarter of 2007 increased by $32,000 over the same period of 2006, primarily due to increases in customer fee revenue. Fourth quarter non-interest expense increased slightly as compared to 2006, remaining generally stable at $2.8 million. Income tax expense for the fourth quarter of 2007 was $280,000 compared to $273,000 in the same period of 2006, due to the recognition of state tax credits in the prior year fourth quarter.

Total assets increased to $318.1 million at December 31, 2007 compared to $298.8 million at December 31, 2006, with the majority of the growth being in the loan portfolio. Deposit balances increased by $7 million or 3.6% throughout 2007. During 2007, the Company repurchased 838,100 shares of its common stock at a cost of $10.2 million.

Charles M. Sprock, Chairman, CEO and President of Rome Bancorp, Inc., stated, "Although 2007 presented a difficult operating environment for the financial services industry, we are pleased to be able to report our increased earnings, together with an enviable level of net interest margin, annual deposit growth and a strong balance sheet that leaves the Company well positioned for the future."

In addition, the Company announced that its Board of Directors has authorized the repurchase of up to 389,000 shares (approximately 5%) of its outstanding common stock, as market conditions warrant in open market and privately negotiated transactions, over the next twelve months.

The Company also announced that its Board of Directors has declared an increased quarterly dividend on the Company's common stock in the amount of 8.5 cents ($0.085) per share, representing an annual increase of 2.0 cents ($0.02), or 6.3% per share. The dividend is payable on February 19, 2008 to stockholders of record at the close of business on February 4, 2008.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

			As of
			December 31	December 31,
			2007	2006
Selected Financial Condition Data:
Total assets			$318,151	$298,759
Loans, net			281,042	262,572
Securities			6,165	6,841
Cash and cash equivalents			8,018	7,858
Total deposits			203,032	196,006
Borrowings			40,333	20,172
Total shareholders' equity			69,009	77,031
Allowance for loan losses			1,910	1,965
Non-performing loans			1,003	1,104
Non-performing assets			1,100	1,149

	For the three months ended December 31,		For the twelve months ended December 31,
	2007	2006	2007	2006
Selected Operating Data:
Interest income	$4,642	$4,383	$17,919	$17,457
Interest expense	1,351	1,011	4,798	3,521
Net interest income	3,291	3,372	13,121	13,936
Provision for loan losses	50	7	50	147
Net interest income after provision	3,241	3,365	13,071	13,789
for loan losses
Non-interest income:
Service charges and other income	535	503	2,152	1,886
Net gain on securities	0	0	11	11
Total non-interest income	535	503	2,163	1,897
Non-interest expense	2,830	2,757	10,572	11,860
Income before income taxes	946	1,111	4,662	3,826
Income tax expense	280	273	1,608	1,338
Net income	$666	$838	$3,054	$2,488

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Selected Financial Ratios and Other Data:
Performance Ratios:
Basic earnings per share	$0.09	$0.11	$0.40	$0.29
Diluted earnings per share	$0.09	$0.10	$0.39	$0.29
Return on average assets	0.84%	1.13%	1.00%	0.83%
Return on average equity	3.77%	4.19%	4.14%	2.91%
Net interest rate spread (1)	3.93%	4.31%	4.06%	4.37%
Net interest margin (1)	4.61%	5.00%	4.74%	5.04%
Non-interest expense to average	3.59%	3.71%	3.45%	3.94%
assets
Efficiency ratio (1)	73.75%	70.87%	68.99%	74.59%
Average interest-earning assets to
average interest-bearing liabilities	135.95%	145.83%	139.84%	152.72%

	As of
	December	December
	31,	31,
	2007	2006
Equity Ratios:
Equity to assets	21.69%	25.78%
Book value per share	$8.86	$9.10

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.35%	0.42%
Nonperforming assets as percent of total assets	0.35%	0.38%
Allowance for loan losses as a percent of loans	0.68%	0.74%
Allowance for loan losses as a percent of non- performing loans	190.4%	178.0%

Notes:
(1) Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.